Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or
Todd Shelton Senior Vice President and Chief Financial Officer 847-627-7000

United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85;

Adjusted EPS was $0.86, Up 6.2 Percent

Deerfield, Ill.—February 13, 2014—For the quarter ended December 31, 2013, United Stationers (NASDAQ: USTR) today announced that net income was $34.1 million, or $0.85 per share, compared with $32.9 million, or $0.81 per share, in 2012. The results include a non-deductible asset impairment charge of $1.2 million, or $0.03 per share, related to the company’s investment in a managed print services business; and a benefit of $1.3 million, or $0.02 per share, from a partial reversal of the workforce reduction and facility closure charge taken in the first quarter of 2013. Adjusted fourth quarter earnings per share were $0.86(1).

Financial Highlights

•	Fourth quarter earnings per share were $0.85, up 4.9 percent; on an adjusted basis, fourth quarter earnings per share were $0.86(1), up 6.2 percent

•	Fourth quarter operating income was $57.6 million, or 4.7 percent of sales

•	Fourth quarter operating expenses were 11.3 percent of sales versus 11.8 percent in 2012

•	Full year reported earnings per share rose 12.1 percent to $3.06; on an adjusted basis, full year earnings per share were $3.29(1), up 16.7 percent

Fourth Quarter Performance

Sales decreased 1.6 percent to $1.22 billion from $1.24 billion, as growth in janitorial/breakroom and industrial products was offset by a decline in office products categories. Industrial supply sales increased 10.8 percent to $124.3 million from $112.3 million, largely driven by the O.K.I. Supply acquisition. Sales in janitorial/breakroom supplies rose 7.1 percent to $332.8 million from $310.7 million. Technology sales declined 11.1 percent to $346.4 million from $389.4 million. Traditional office products sales declined 2.6 percent to $310.9 million from $319.3 million in 2012. Furniture sales decreased 4.5 percent to $72.9 million from $76.4 million in the prior year.

“I’m pleased with our overall performance in the quarter and for the full year. We made significant progress executing our diversification strategy, expanded our margins, and managed our costs in a weak demand environment. We continued to make strategic investments in our business, such as the O.K.I. acquisition and e-business capabilities. Our strategy is working and we are positioned well in the market place with both manufacturers and resellers as we enter 2014,” said Cody Phipps, United Stationers’ president and chief executive officer.

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

Fourth quarter gross profit was $195.5 million, down from $201.7 million in 2012. The decline resulted from higher freight costs and an increase in inventory-related costs, primarily LIFO charges. This was partially offset by improved product margin, including inventory purchase-related supplier allowances. Gross margin was 16.0 percent compared with a record 16.2 percent in the prior year.

Operating expenses were $137.9 million, or 11.3 percent of sales, versus $146.3 million, or 11.8 percent of sales, in the fourth quarter of 2012. The improvement reflected the expected benefit of the restructuring charge taken in the first quarter, as well as lower variable management compensation, lower workers’ compensation insurance expenses, and lower healthcare costs.

Operating income was $57.6 million, or 4.7 percent of sales, compared with $55.4 million, or 4.4 percent of sales, a year ago.

Interest expense was $2.9 million compared with $4.3 million in 2012. The decrease primarily was due to the expiration of an interest rate swap in January 2013.

Income tax expense was $20.5 million versus $18.1 million in 2012, reflecting the asset impairment charge which was non-deductible. Without the charge, the quarterly effective tax rate would have been approximately 37 percent.

Full Year Performance

Net income was $123.2 million, or $3.06 per share, compared with $111.8 million, or $2.73 per share, in 2012. Adjusted for the impact of the workforce reduction and facility closure charges in 2013 and 2012, as well as the asset impairment charge in 2013, net income was $132.4(1) million, or $3.29(1) per share, compared with $115.7(1), or $2.82(1) per share, in 2012.

Sales were even with prior year at $5.08 billion. Industrial supply sales increased 26.5 percent to $517.8 from $409.3 million. Sales in janitorial/breakroom supplies rose 4.1 percent to $1.34 billion from $1.28 billion. Technology sales declined 6.2 percent to $1.47 billion from $1.56 billion. Sales in traditional office products sales declined 4.1 percent to $1.31 billion from $1.37 billion. Furniture products sales decreased 3.8 percent to $312.3 million from $324.7 million.

Gross profit was $789.6 million versus $774.6 million last year. Gross margin was 15.5 percent compared with 15.2 percent in 2012.

Operating expenses were $580.4 million, or 11.4 percent of sales, compared with $573.7 million, or 11.3 percent of sales, in 2012. Excluding the aforementioned charges, operating expenses were $566.3(1) million, or 11.1 percent of sales, compared with $567.4(1) million, or 11.2 percent of sales, in 2012.

Operating income was $209.1 million, or 4.1 percent of sales, compared with $200.9 million, or 4.0 percent of sales, last year. Excluding the charges discussed earlier, operating income was $223.3(1) million, or 4.4 percent of sales, compared with $207.2(1) million, or 4.1 percent of sales, in 2012.

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

Cash Flow and Debt

Net cash provided by operating activities in 2013 was $74.7 million, compared with $189.8 million in 2012. The year-over-year decline in operating cash flow was attributable primarily to higher inventory levels related to year-end opportunistic purchases, as well as the timing of accounts payable. Net capital expenditures in 2013 were $30.3 million compared with $32.0 million in 2012.

The company has total committed funding sources of approximately $1.0 billion. As of December 31, 2013, the company had total debt outstanding of $533.7 million, compared with $524.4 million as of December 31, 2012. As of December 31, 2013 and 2012, debt-to-total capitalization was 39.3 percent and 41.5 percent, respectively. In 2013, the company repurchased 1.7 million shares for $62.1 million and paid $22.3 million in dividends to shareholders.

Outlook

“We remain committed to our long-term strategy of strengthening and extending our core businesses while diversifying into higher growth and higher margin channels and categories. In 2013, we successfully integrated our acquisition of O.K.I., executed our restructuring, and refinanced our credit facilities at favorable interest rates. Our balance sheet remains strong which will enable us to continue to pursue our growth initiatives, build important new capabilities, make strategic acquisitions, and return capital to shareholders. We expect the challenging office products environment to continue, yet opportunities for growth are available to us. We will continue to invest to strengthen and reposition our business for profitable growth,” Phipps concluded.

Conference Call

United Stationers (“United Stationers” or “United”) will hold a conference call followed by a question and answer session on Friday, February 14, 2014, at 10:00 a.m. CST, to discuss fourth quarter and full year 2013 results. To participate, callers within the U.S. should call 866-270-1533, callers in Canada should dial (855) 669-9657, and international callers should dial (412) 317-0797 approximately 10 minutes before the presentation. The passcode is “10038981.” To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.unitedstationers.com), and click on the “Q4-13 Earnings Release” button on the right side of the page, several minutes before the event is broadcast. Interested parties can access an archived version of the call, this earnings release, a financial slide presentation, and other information related to the call, also located on the Investors section of United Stationers’ website, approximately two hours after the call ends.

Forward-Looking Statement

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; end-user demand for products in the office , technology, and furniture product

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

categories may continue to decline; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on supplier allowances and promotional incentives; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; United’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of approximately 140,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90 percent of the U.S. and offer next-day delivery to major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

Note: All EPS numbers in this document are diluted unless stated otherwise.

(1)	This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Net sales	$1,223,638	$1,244,074	$5,085,293	$5,080,106
Cost of goods sold	1,028,182	1,042,416	4,295,715	4,305,502

Gross profit	195,456	201,658	789,578	774,604
Operating expenses:
Warehousing, marketing and administrative expenses	137,870	146,304	580,428	573,693

Operating income	57,586	55,354	209,150	200,911
Interest expense, net	2,937	4,332	11,640	23,276

Income before income taxes	54,649	51,022	197,510	177,635
Income tax expense	20,524	18,097	74,340	65,805

Net income	$34,125	$32,925	$123,170	$111,830

Net income per share—diluted	$0.85	$0.81	$3.06	$2.73

Weighted average number of common shares—diluted	39,915	40,406	40,236	40,991

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$22,326	$30,919
Accounts receivable, net	643,379	658,760
Inventories	830,295	767,206
Other current assets	29,255	30,118

Total current assets	1,525,255	1,487,003
Property, plant and equipment, net	143,050	143,523
Goodwill	356,811	357,226
Intangible assets, net	65,502	67,192
Other long-term assets	25,576	20,260

Total assets	$2,116,194	$2,075,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476,113	$495,278
Accrued liabilities	191,531	205,228
Short-term debt	373	—

Total current liabilities	668,017	700,506
Deferred income taxes	29,552	18,054
Long-term debt	533,324	524,376
Other long-term liabilities	59,787	94,176

Total liabilities	1,290,680	1,337,112
Stockholders’ equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—74,435,628 shares in 2013 and 2012	7,444	7,444
Additional paid-in capital	411,954	404,196
Treasury stock, at cost—34,714,083 and 34,116,220 shares at December 31, 2013 and 2012, respectively	(998,234)	(963,220)
Retained earnings	1,444,238	1,343,437
Accumulated other comprehensive loss	(39,888)	(53,765)

Total stockholders’ equity	825,514	738,092

Total liabilities and stockholders’ equity	$2,116,194	$2,075,204

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2013	2012
Cash Flows From Operating Activities:
Net income	$123,170	$111,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,138	36,077
Share-based compensation	10,808	8,746
(Gain) loss on the disposition of plant, property and equipment	(57)	122
Amortization of capitalized financing costs	1,021	995
Excess tax benefits related to share-based compensation	(3,977)	(648)
Asset impairment charge	1,183	—
Deferred income taxes	(3,921)	(6,713)
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	14,735	21,820
(Increase) decrease in inventory	(66,627)	10,374
(Increase) decrease in other assets	(4,224)	21,105
(Decrease) increase in accounts payable	(40,634)	16,264
Increase (decrease) in checks in-transit	21,348	(32,008)
(Decrease) increase in accrued liabilities	(3,648)	276
(Decrease) increase in other liabilities	(13,578)	1,574

Net cash provided by operating activities	74,737	189,814
Cash Flows From Investing Activities:
Capital expenditures	(33,789)	(32,787)
Proceeds from the disposition of property, plant and equipment	3,516	775
Acquisition net of cash acquired	—	(75,254)

Net cash used in investing activities	(30,273)	(107,266)
Cash Flows From Financing Activities:
Net repayments under revolving credit facility	(31,378)	(123,633)
Borrowings under receivables securitization program	40,700	150,000
Net proceeds from share-based compensation arrangements	19,895	864
Acquisition of treasury stock, at cost	(62,056)	(69,908)
Payment of cash dividends	(22,309)	(21,285)
Excess tax benefits related to share-based compensation	3,977	648
Payment of debt issuance costs	(1,889)	(143)

Net cash used in financing activities	(53,060)	(63,457)

Effect of exchange rate changes on cash and cash equivalents	3	45

Net change in cash and cash equivalents	(8,593)	19,136
Cash and cash equivalents, beginning of period	30,919	11,783

Cash and cash equivalents, end of period	$22,326	$30,919

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended December 31,
	2013		2012
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$1,223,638	100.00%	$1,1,244,074	100.00%

Gross profit	$195,456	15.97%	$201,658	16.20%
Operating expenses	$137,870	11.27%	$146,304	11.76%
Workforce reduction and facility closure charge reversal	1,259	0.10%	—	—
Asset impairment charge	(1,183)	(0.10)%	—	—

Adjusted operating expenses	$137,946	11.27%	$146,304	11.76%

Operating income	$57,586	4.70%	$55,354	4.44%
Operating expense items noted above	(76)	(0.00)%	—	—

Adjusted operating income	$57,510	4.70%	$55,354	4.44%

Net income	$34,125		$32,925
Operating expense items noted above, net of tax	402		—

Adjusted net income	$34,527		$32,925

Diluted earnings per share	$0.85		$0.81
Per share operating expense items noted above	0.01		—

Adjusted diluted earnings per share	$0.86		$0. 81

Adjusted diluted earnings per share—growth rate over the prior year period	6%
Weighted average number of common shares—diluted	39,915		40,406

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the first quarter of 2013, exclude the effects of a $1.3 million reversal of a portion of the workforce reduction and facility closure charge taken in the first quarter of 2013, and a $1.2 million non-deductible asset impairment charge. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Fourth Quarter EPS Rises 4.9 Percent to $0.85; Adjusted EPS was $0.86, Up 6.2 Percent

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Years Ended December 31,
	2013		2012
	Amount	% to Net Sales	Amount	% to Net Sales
Sales	$5,085,293	100.00%	$5,080,106	100.00%

Gross profit	$789,578	15.52%	$774,604	15.24%
Operating expenses	$580,428	11.41%	$573,693	11.28%
Net workforce reduction and facility closure charge	(12,975)	(0.26)%	(6,247)	(0.12)%
Asset impairment charge	(1,183)	(0.02)%	—	—

Adjusted operating expenses	$566,270	11.13%	$567,446	11.16%

Operating income	$209,150	4.11%	$200,911	3.96%
Operating expense items noted above	14,158	0.28%	6,247	0.12%

Adjusted operating income	$223,308	4.39%	$207,158	4.08%

Net income	$123,170		$111,830
Operating expense items noted above, net tax	9,227		3,873

Adjusted net income	$132,397		$115,703

Diluted earnings per share	$3.06		$2.73
Per share operating expense items noted above	0.23		0.09

Adjusted diluted earnings per share	$3.29		$2.82

Adjusted diluted earnings per share—growthrate over the prior year period	17%
Weighted average number of common shares—diluted	40,236		40,991

Note: Adjusted Operating Expenses, Operating Income, Net Income and Diluted Earnings Per Share for the year ended December 31, 2013 exclude the effects of a $13.0 million net charge related to workforce reduction and facility closures, and a $1.2 million non-deductible asset impairment charge. December 31, 2012, excludes the effect of a $6.2 million charge related to workforce reductions and facility closures. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items results in an appropriate comparison of the Company’s ongoing operating results. It is helpful to provide readers of the financial statements with a reconciliation of these items to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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